Exhibit 11.1


                  Motorola, Inc. and Consolidated Subsidiaries
                 Primary and Fully Diluted Earnings Per Common
                         and Common Equivalent Share
            Nine Months Ended September 30, 1995 and October 1, 1994
                   (In millions, except per share amounts)

                                                       Nine Months Ended
                                                      Sept. 30,  Oct. 1,
                                                       1995        1994
Net Income                                          $ 1,349     $ 1,045
Add:
Interest on Zero coupon notes due 2009
   and 2013, net of tax and effect of
   executive incentive and employee
   profit sharing plans                                   4          11
Adjusted net income                                 $ 1,353     $ 1,056

Earnings per common and common equivalent share - Primary:

Weighted average common shares outstanding             589.3      561.6
Common equivalent shares:
   Stock options                                        13.1       12.3
   Zero coupon notes due 2009 and 2013                   7.2       15.2
Common and common equivalent
   shares - primary (in millions)                      609.6      589.1

Net earnings per share - primary                     $  2.22 $     1.79

Earnings per common and common equivalent share - Fully Diluted:

Weighted average common shares outstanding             589.3      561.6
Common equivalent shares:
   Stock options                                        14.6       12.9
   Zero coupon notes due 2009 and 2013                   7.2       15.2
Common and common equivalent
   shares - fully diluted (in millions)                611.1      589.7

Net earnings per share - fully diluted               $  2.21    $  1.79